                                                                   Exhibit 10.63

                             (OSTEOTECH INC. LOGO)
                      Innovators in Musculoskeletal Science

                                SAM OWUSU-AKYAW
                                   President
                            Chief Operating Officer

November 29, 2005

James L. Russell, Ph.D.
57 Paag Circle
Little Silver, NJ 07739

Dear Jim:

     This letter confirms the agreement between you and Osteotech, Inc., a Delaware corporation (the "Company"), concerning the terms of your resignation as an officer and employee of the Company and explains the separation compensation benefits being offered to you. Should you decide to accept the separation benefits described in this letter, you must sign and return the General Release (the "Release"), attached as Exhibit A, within twenty-one (21) days of the date of this letter. Upon your execution of the Release, the Company will also sign the Company Release attached as Exhibit B to this letter. If you do not execute the Release within such time period, you will not receive the separation benefits described in this letter, and you will only be entitled to receive the separation benefits set forth in the Employment Agreement dated December 18, 1997 between you and the Company and your options will be exercisable following the Termination Date (as defined below) in accordance with the terms of relevant option agreement and option plan.

     This letter outlines details regarding the date your employment with the Company will end, your final pay, and other matters that apply to your separation benefits. Your execution of the Release is your acceptance of the separation benefits and other terms and conditions set forth in this letter.

     1. TERMINATION DATE AND FINAL SALARY PAYMENT. Your employment relationship with the Company will terminate effective November 30, 2005 (your "Termination Date"). On your Termination Date you will receive all salary due to you including pay through your Termination Date. You will receive payment for all accrued and unused vacation credited to you as of your Termination Date on the next regularly scheduled payroll date after the Termination Date. In addition, following your submission of proper expense receipts or reports, you will receive reimbursement for all expenses reasonably and necessarily incurred by you in connection with the business of the Company prior to your Termination Date.

     2. HEALTH INSURANCE COVERAGE. Your current coverage under the Company's standard medical, dental and life insurance programs will continue until November 30, 2006. Payment for premiums for these programs shall continue during that period in accordance with the Company's standard practice. You (and your eligible dependents) will then have the right to

           51 JAMES WAY - EATONTOWN, NEW JERSEY 07724 - (732) 542-2800 elect, at your own expense, continued coverage under the Company's health insurance program as provided by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), provided you make a timely election for such continued coverage. You will be provided with information and an opportunity to elect such continuation coverage following the Termination Date, and if you make a timely election for such continued coverage, it will be effective beginning December 1, 2006.

     3. EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTION AND NON-COMPETITION AGREEMENT. You acknowledge and agree to continue to be bound by the Employee Confidential Information and Invention and Non-Competition Agreement dated November 15, 1995 (the "Nondisclosure and Non-Competition Agreement") which was previously entered into between you and the Company in connection with your employment with the Company and which remains in full force and effect following the date hereof in accordance with its terms except as it may be amended by the Consulting Agreement (as defined below) if you decide to execute the Consulting Agreement.

     4. SEPARATION BENEFITS. In consideration for your execution of the Release and your other obligations to the Company, including, without limitation, your obligations under the Nondisclosure and Non-Competition Agreement, the Company agrees to provide the following separation benefits to you following the Effective Date of the Release (as defined in the Release):

          (a) SEVERANCE PAYMENT. The Company will pay you as severance twelve
(12) months of your regular base salary at the rate in effect as of the Termination Date. This severance benefit will be paid in twenty-four (24) equal bi-monthly installments on the Company's regularly scheduled payroll dates. The first severance payment will be paid on the Company's first regularly scheduled payroll date following the Effective Date of the Release. Each severance payment will be reduced by applicable taxes.

          (b) STOCK OPTIONS. All of your outstanding stock options granted under the Company's 1991 Stock Option Plan and 2000 Stock Plan have previously vested. In accordance with the Stock Option Detail Status Report as of October 31, 2005 attached as Exhibit C to this letter, you will have 302,243 vested option shares as of the Termination Date. Effective as of the Effective Date of the Release, the Company will extend the period of time in which you may exercise your stock options, so that you will have two (2) years from the Termination Date (the "Option Term") to exercise the options with respect to such vested shares, provided that any options for which the original expiration date is prior to the end of the Option Term shall expire on such original expiration date.

     5. CONSULTING AGREEMENT. The Company agrees to retain you, and you agree to serve the Company, as a consultant following your Termination Date under the terms and conditions of the Consulting Agreement attached as Exhibit D to this letter (the "Consulting Agreement"). The Consulting Agreement will be effective as of the Effective Date of the Release.

     6. CHANGE IN CONTROL AGREEMENT. Your Change in Control Agreement with the Company, dated as of September 8, 2002 shall terminate as of the Termination Date.

     If you have any questions regarding the details in this letter or the Release, please contact Jeffrey Rosen at (732) 544-6225. The Company wishes you great success in your future endeavors.

                                        OSTEOTECH, INC.


                                        By: /s/ Sam Owusu-Akyaw
                                            ------------------------------------
                                            Sam Owusu-Akyaw
                                        Its: President and Chief Operating
                                             Officer

                           EXHIBIT A--GENERAL RELEASE

     In exchange for the benefits provided to me pursuant to the letter from Osteotech Inc. ("Osteotech") to me dated November 29, 2005 (the "Termination Letter"), the Consulting Agreement (the "Consulting Agreement") referred to in the Termination Letter, the extension of the exercise period for my outstanding Osteotech stock options provided to me in the Termination Letter and Osteotech's execution of a release in favor of me, for myself, my heirs, administrators, executors, representatives and/or assigns, I hereby voluntarily discharge and release Osteotech and its affiliates, parent and subsidiary companies, officers, directors, employees, agents, representatives, successors and assigns (collectively the "Osteotech Releasees") from any and all claims or liabilities of any kind or description, known or unknown, suspected or unsuspected, fixed or contingent, which I ever had, now have or hereafter may have against each or any of the Osteotech Releasees by reason of any matter whatsoever arising out of or resulting from my employment at Osteotech and the termination of my employment at Osteotech. This release of claims specifically includes, but is not limited to, any claim of discrimination, including any claim arising under, or based upon, the Age Discrimination in Employment Act (or the Older Workers Benefit Protection Act), Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the New Jersey Conscientious Employee Protection Act and/or the New Jersey Law Against Discrimination, and any and all contract, quasi-contract, estoppel, tort or statutory claims under federal, state or local law arising out of or resulting from my employment at Osteotech and the termination of my employment at Osteotech. Notwithstanding anything to the contrary in this General Release, this General Release does not release the Company from the performance of its obligations under the Termination Letter or the Consulting Agreement.

     I acknowledge and agree that I have been given at least twenty-one (21) days to consider this General Release. I further acknowledge and agree that I may cancel or revoke this General Release within seven (7) days after signing it. To be effective, any notice of cancellation or revocation must be in writing and delivered either by hand or mail within such seven (7) day period to Mr. Jeffrey Rosen at Osteotech. If delivered by mail, the notice of cancellation or revocation must be (a) post-marked within the seven (7) day period; (b) properly addressed to Mr. Jeffrey Rosen, Osteotech, Inc., 51 James Way, Eatontown, New Jersey 07724; and (c) sent by certified mail, return receipt requested. If I do not deliver a letter revoking this General Release, then this General Release shall become effective upon the expiration of the seventh (7th) day after I executed this General Release (the "Effective Date"). I acknowledge and agree that, if I exercise my right of cancellation or revocation, Osteotech shall be relieved of all its obligations undertaken in the Consulting Agreement and Termination Letter.

     I acknowledge and agree that I fully understand this General Release, that I was advised by Osteotech of my right to consult with independent counsel of my choice before signing it, and that I am signing it voluntarily.

     In addition, by executing this General Release, I acknowledge the terms of my separation from the Company and agree to accept the terms of the Termination Letter.

James L. Russell, Ph.D.


Signature:
           -----------------------------
Date:
      ----------------------------------

                                    EXHIBIT B
                                 COMPANY RELEASE

     In exchange for the benefits provided to Osteotech, Inc. ("Osteotech") by the Consulting Agreement (the "Consulting Agreement") referred to in the letter from Osteotech to me dated November 29, 2005 (the "Termination Letter") dated as of the date hereof between Osteotech and James L. Russell ("Russell"), Osteotech, for itself, its officers, directors, successors, agents, representatives and assigns, hereby voluntarily discharges and releases Russell and his heirs, administrators, executors, representatives and/or assigns (collectively the "Russell Releasees"), from any and all claims or liabilities of any kind or description, known or unknown, suspected or unsuspected, fixed or contingent, which Osteotech ever had, now has or hereafter may have against each or any of the Russell Releasees by reason of any matter whatsoever arising out of or resulting from Russell's employment at Osteotech through the date hereof, and his separation from such employment. Notwithstanding anything to the contrary in this Company Release, this Company Release does not release Russell from the performance of his obligations under the Termination Letter, the Nondisclosure and Non-Competition Agreement (as defined in the Termination Letter) or the Consulting Agreement. This Company Release shall become effective upon the Effective Date of your General Release of even date hereof.

OSTEOTECH, INC.


By:
    --------------------------------------
    Sam Owusu-Akyaw
Its: President and Chief Operating Officer

Date:
      -------------------

                                    EXHIBIT C
                        STOCK OPTION DETAIL STATUS REPORT

                             AS OF OCTOBER 31, 2005

JAMES L. RUSSELL

AGREEMENT   PLAN      GRANT     EXPIRATION
    #        ID       DATE         DATE      TYPE   PRICE $   GRANTED   EXERCISED   CANCELED   OUTSTANDING
---------   ----   ----------   ----------   ----   -------   -------   ---------   --------   -----------
   1017     1991   12/15/1995   12/15/2005    NQ     4.6250   112,500        0           0       112,500
   1067     1991    12/6/1996    12/6/2006    ISO    3.8330    22,500        0           0        22,500
   1101     1991    7/31/1997    7/30/2007    NQ     8.5000    65,493        0           0        65,493
   1165     1991    12/3/1998    12/3/2008    NQ    20.6670    22,500        0           0        22,500
   1209     1991    12/9/1999    12/9/2009    ISO   15.8750    10,000        0           0        10,000
   1242     2000    12/7/2000    12/7/2010    ISO    3.5000    10,000        0           0        10,000
   1393     2000     8/2/2002    8/2/2012     NQ     8.9000    30,000        0           0        30,000
   1468     2000   12/18/2003   12/18/2013    NQ     7.9600    15,000        0           0        15,000
   1554     2000   12/16/2004   12/16/2014    NQ     5.3500    14,250        0           0        14,250
                                                              -------      ---         ---       -------
TOTALS                                                        302,243        0           0       302,243
                                                              =======      ===         ===       =======

                                   EXHIBIT D

                              CONSULTING AGREEMENT

     This Agreement is entered into this 21st day of December, 2005 by and between Osteotech Inc., a Delaware corporation having its principal place of business at 51 James Way, Eatontown, New Jersey (the "Company"), and James L. Russell, Ph.D. ("Consultant").

                                    RECITALS

     A. Consultant has expertise in bone science, design and development of allograft bone tissue products and other products for surgical procedures of the spine and has substantial technical and business knowledge of the development, manufacturing and marketing of such products.

     B. The Company values the knowledge and expertise of Consultant and desires to obtain consulting services from Consultant on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, the Company and Consultant agree as follows:

     1. Retention of Consultant; Services to be Performed. The Company hereby retains Consultant for the term of this Agreement to perform consulting services as set forth in Schedule A (hereunder referred to as the "Services").

     2. Compensation for Consulting Services. For Consultant's Services hereunder, the Consultant shall be entitled to the following:

          (a)  For the first twelve (12) month period following the Effective
               Date:

               a. Compensation at the rate of $2,000 per day or $4,000 per 2 day Think Tank Session attended by Consultant. Currently six
                    (6) Think Tank Sessions are planned for 2006;

               b. Compensation for all other requested Services to be paid at the rate of one hundred sixty dollars ($160) per hour, not to exceed $1,280 in any one day;

               c. A minimum guarantee of $50,000, including the 6 Think Tanks planned for 2006, to be paid to Consultant for the first twelve (12) month period following the Effective Date (the "First Period"), provided that such amount shall be paid to Consultant notwithstanding the event that this Agreement is terminated prior to the end of the First Period for any reason other than by the Company under Section 6(b)(iii) or by the Consultant under Section 6(c)(i), and in such event such amount shall be paid within thirty (30) days after Consultant's termination;

          (b)  For the second twelve (12) month period following the Effective
               Date:

               a. Compensation for requested Services to be paid at the rate of one hundred sixty dollars ($160) per hour, not to exceed $1,280 in any one day;

               b. A minimum guarantee of $75,000 to be paid to Consultant for the second twelve (12) month period following the Effective Date (the "Second Period"), provided that such amount shall be paid to Consultant notwithstanding the event that this Agreement is terminated prior to the end of the Second Period for any reason other than by the Company under
                    Section 6(b)(iii) or by the Consultant under Section 6(c)(i), and in such event such amount shall be paid within thirty (30) days after Consultant's termination.

The Company shall pay consulting fees within 30 days after receipt of invoice.

     3. Expenses. The Company shall reimburse Consultant for all reasonable travel and other out-of-pocket expenses incurred by Consultant in rendering Services hereunder, provided that the Company has approved such expenses in advance. The Company shall pay such reimbursement within 30 days after receipt of appropriate receipts or documentation of the expenses. Air travel expenses will be reimbursed for coach class seating within the United States and for business class seating Internationally. All travel must be booked through Osteotech's travel representative.

     4. Confidential Information and Invention and Non-Competition Agreement. Consultant and the Company agree to continue to be bound by the Employee Confidential Information and Invention and Non-Competition Agreement dated November 15, 1995 (the "Nondisclosure and Non-Competition Agreement") which was previously entered into between Consultant and the Company in connection with Consultant's employment with the Company. The Nondisclosure and Non-Competition Agreement will remain in full force and effect following the date hereof in accordance with its terms; provided that the non-competition period in Section 1 of the Nondisclosure and Non-Competition Agreement will commence on the Effective Date and end on the later of twenty-four (24) months after the Effective Date and twelve (12) months after the termination of this Agreement for any reason; and provided further that for purposes of Section 3 of the Nondisclosure and Non-Competition Agreement, Consultant will be treated as being "employed" by the Company until the termination of this Agreement.

     5. Representations and Warranties. Consultant represents and warrants that he will not make any misrepresentation or unauthorized statement about the Company or its products or about the performance of Consultant's Services hereunder, nor shall Consultant make any misrepresentation concerning any Services rendered under this Agreement.

     6. Term and Termination.

          a. Term. The effective date of the Agreement (the "Effective Date") shall be the effective date of the Release referred to in the letter from the Company to Consultant dated November 29, 2005. The term of this Agreement shall be a twenty-four (24) month period from the Effective Date of the Agreement, as described in Section 2. Compensation for Consulting Services.

          b. Termination by Company. Without prejudice to any other rights, Company shall have the right to terminate this Agreement under the following circumstances: (i) for any reason upon sixty (60) days written notice to Consultant prior to the date of expiration of the then current term; (ii) at any time in the event of death or serious disability of Consultant; and (iii) at any time if Consultant fails to perform any material term of this Agreement and such non-performance is not cured within thirty (30) days of written notice by Company of such failure of performance.

          c. Termination by Consultant. Consultant shall have the right to terminate this Agreement under the following circumstances: (i) for any reason upon sixty (60) days written notice to Company prior to the date of expiration of the then current term; and (ii) at any time if Company fails to perform any material term of this Agreement and such non-performance is not cured within thirty (30) days written notice by Consultant of such failure of performance by Company.

          d. Rights and Obligations Upon Termination. If this Agreement is terminated prior to the expiration of the then current term, Paragraphs 4, 5, 6 and 7 shall survive termination of this Agreement.

     7. Disputes. All disputes arising with respect to this Agreement shall be governed by the laws of New Jersey and adjudicated in a court of competent jurisdiction in New Jersey, and Consultant hereby consents to personal jurisdiction in the State of New Jersey.

     8. Miscellaneous.

          a. Assignment. Consultant may not assign any right nor delegate any obligation under this Agreement without the prior written consent of the Company. Any such attempted assignment or delegation without proper consent shall be void.

          b. Entire Understanding; Binding Agreement. This Agreement, as well as the Nondisclosure and Non-Competition Agreement, constitute the final and complete agreement between the Company and Consultant with respect to the subject matter hereof, superseding any previous oral or written communication, representation, understanding or agreement with the Company or any officer or representative of the Company. This Agreement shall inure to the benefit of and shall be binding upon the Company and its successors and assigns and upon Consultant and his executors, administrator or representatives. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto and dated subsequent to the date hereof.

          c. Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be deemed effective upon the personal delivery thereof, if mailed, forty-eight (48) hours after having been deposited in the United States mails, postage prepaid, and addressed to the party to whom it is directed at the address set forth above (or such other address provided in writing to the other party).

          d. Injunctive Relief. Consultant acknowledges that it would be difficult to fully compensate the Company for damages resulting from any breach by Consultant of the provisions of Section 4 of this Agreement. Accordingly, in the event of any actual or threatened breach of such provisions, the Company shall (in addition to any other remedies that it may have) be entitled to temporary and/or permanent injunctive relief to enforce such provisions, and such relief may be granted without the necessity of proving actual damages.

          e. Status of Consultant. Consultant is an independent contractor and not an employee of the Company. Consultant has no authority to obligate the Company by contract or otherwise. Consultant shall not be entitled to any employee benefits that the Company provides to its employees. Consultant shall be free to exercise discretion and independent judgment as to the method and means of performance of the Services to be provided pursuant to this Agreement.

          f. Severability. If any provision of the Agreement is for any reason declared to be invalid or unenforceable, the validity and enforceability of the remaining provisions shall not be affected thereby. Such invalid or unenforceable provision shall be deemed modified to the extent necessary to render it valid and enforceable, and if no modification shall render it valid and enforceable, the Agreement shall be construed as if not containing such provision and the rights and obligations of the parties shall be construed and enforced accordingly.

          g. No Waiver. No waiver by the parties, whether express or implied, of any provision of this Agreement or of any breach or default shall constitute a continuing waiver of such provision or a waiver of any other provision of this Agreement.

          h. Provisions. The provisions of this agreement shall inure to the benefit of, and be binding upon each successor of the corporation, whether by merger, consolidation, transfer of all or substantially all assets, or otherwise.

     IN WITNESS WHEREOF, the Company and Consultant have executed this Agreement as of the date set forth in the first paragraph.

                                        Osteotech, Inc.


Dated:                                  By:
       ------------------                   ------------------------------------
                                        Name: Sam Owusu-Akyaw
                                        Title: President and Chief Operating
                                               Officer


                                        James L. Russell, Ph.D.


Dated:
       ------------------               ----------------------------------------
                                        Address: 57 Paag Circle
                                                 Little Silver, NJ 07739

                                   SCHEDULE A

SCOPE OF SERVICES:

The primary objective of the Consultant is to provide services and special projects in all of the following areas;

          1.   Think Tanks

          2.   Clinical Activities

          3.   Research Activities

          4. Educational activities for surgeons and customers in both Domestic and International Markets.

     The Consultant may attend professional meetings and participate as a Faculty Member in Company training programs as part of the Consulting Services provided.